Exhibit 10.4

April 1, 2006

Matthew Jenusaitis
1123 Hampton Court
Encinitas, CA  92024

Dear Matthew:

We are thrilled you are considering employment with ev3!   As we discussed, ev3 offers the unique opportunity for you to help us build a successful endovascular enterprise with a team of people committed to people, ideas and passion.  I also want you to know that I am personally looking forward to working with you and having you meet the rest of the team.

On behalf of ev3, I would like to extend the following job offer:

1.	Position:	President, Neurovascular Division

2.	Reporting to:	Jim Corbett

3.	Proposed Start Date:	April 3, 2006

4.	Compensation:

$290,000 annual salary, less withholdings for Federal, FICA and State taxes, paid bi-weekly in accordance with ev3’s normal payroll procedures. You will receive a salary and performance review effective January 1, 2007.

5.	Performance Incentive:

You will be eligible to participate in the ev3 performance incentive program. While there is no guarantee, your participation in the plan has been structured so that your incentive target is 45% (pro rated upon start date). Actual payout will depend upon achievement of established ev3 goals.

6.	Stock Options:

Equity compensation is a planned part of our overall compensation philosophy. ev3’s equity program has been established commensurate with an employee’s level within the organization. Subject to Board approval, you will receive 150,000 options at the fair market value on the date of the grant by the Board of Directors.

As an employee of ev3 you will be eligible to participate in ev3’s benefit programs in accordance with the terms of such plans and programs as in effect from time to time.   In addition, you will be entitled to 20 days paid vacation per year accruing on a monthly basis following start date.

Upon acceptance of this offer of employment, the following documents need to be completed, signed and returned in the enclosed postage-paid envelope:

1.               Pre-employment Drug & Alcohol Screening Policy Acknowledgement and Consent Form for Substance Abuse Testing

2.               Disclosure and Authorization for Consumer Report

3.               Employment Agreement

4.               Offer Letter

5.               New Hire Information Form

6.               Job Description

You will be required to provide proof of your identity and authorization to work in the United States as required by Federal immigration laws; please bring the proper original identification documents with you on your first day of work.  Feel free to contact Human Resources if you have questions regarding the documents that are considered acceptable for this purpose.

This offer of employment is conditioned upon each of the following:  (i) your submitting to a drug test and ev3 receiving a negative test result on the drug test; (ii) your submitting to a background check and ev3 receiving a satisfactory report on the background check; (iii) your proving your eligibility to work in the United States by way of completion of the I-9 Form; (iv) your representation to the Company, as set forth in the Employment Agreement, that you are not bound by any commitments to third parties that would prevent you from accepting the position described in the Employment Agreement; and (v) your execution of the enclosed Employment Agreement prior to commencing employment with ev3.

Please note that the Employment Agreement includes non-compete, non-solicitation, and confidentiality clauses, among others, which restrict you from engaging in certain activities during and after termination of your employment with ev3.  I am sure you understand that these provisions are necessary to protect ev3’s investment in its confidential information, trade secrets, customer relationships, and goodwill.

Matthew, we look forward to you joining our effort on a full time basis, and hope the opportunity will be mutually rewarding.  I am looking forward to working with you and to having you meet the rest of the team.  To confirm that you agree to the terms stated in this letter, please sign and date both copies of this letter and return them to me.  Congratulations and welcome!

Sincerely,	Agreed,

/s/ Jim Corbett

Jim Corbett	/s/ Matthew Jenusaitis	4/3/06
President and CEO	Matthew Jenusaitis	Date